Exhibit 99

                  MDU Resources Earnings Increase

BISMARCK, ND - January 25, 2001 - MDU Resources Group, Inc. (NYSE:MDU) announced financial results for the year ended December 31, 2000, showing consolidated earnings of $110.3 million, or $1.80 per common share, diluted, compared to $83.3 million, or $1.52 per common share, diluted, for 1999. Revenues, which exceeded $1 billion for the first time in 1999, totaled nearly $1.9 billion, a 46 percent increase over those of a year ago.

"Our 2000 results are outstanding and reflect our focused growth strategy and the diligent work of our employees," said Martin A. White, president and chief executive officer of MDU Resources.
"Our company has changed dramatically in the past few years and these changes are obvious in our earnings. Only ten years ago, more than one-half of our earnings came from our utility business. Today approximately 20 percent of our earnings come from our electric and natural gas distribution businesses. The remainder of our earnings comes largely from the business lines that we have grown during the last decade, including the construction materials and mining, natural gas and oil production and utility services businesses. Unlike the utility, which now serves portions of five states in the northern Great Plains, collectively these nonutility segments do business throughout most of the United States. In addition to the outstanding financial performance our growth produced, a number of operational goals were also achieved, setting the stage for further growth."

At the natural gas and oil production segment, earnings of $38.6 million were more than double when compared to 1999 earnings. Natural gas and oil production increased a combined 15 percent from a year ago, the result of aggressive drilling programs in existing fields and production from coal bed natural gas and other properties acquired in late 1999 and early 2000. In addition, significantly higher energy prices at the wellhead contributed to the earnings growth. Realized natural gas and oil prices averaged 50 percent higher for the year. Increased depreciation, depletion and amortization costs, as well as higher operating expenses due largely to acquisitions, somewhat offset the gains.

At the construction materials and mining segment, earnings increased 47 percent to $30.1 million. The increase resulted from acquisitions made since the comparable period last year and record sales volumes of cement, aggregates and ready-mixed concrete. These results were partially offset by increased energy costs and higher interest expense. Depreciation, depletion and amortization and selling, general and administrative costs increased as well. Earnings from coal operations also increased largely due to the absence in 2000 of a $5.6 million after-tax charge to 1999's earnings, the result of the resolution of a coal arbitration proceeding. The previously announced sale of coal properties is still subject to various closing conditions.

Electric earnings increased 11 percent to $17.7 million largely due to increased retail sales demand and continued strong wholesale electric sales at higher margins. These increases were partially offset by higher maintenance costs and depreciation expense.

Earnings from the utility services segment totaled $8.6 million, an increase of 32 percent over last year. The improvement was the result of earnings from companies acquired since the comparable period last year as well as increased work loads in the Rocky Mountain region, primarily related to fiber optic projects, combined with increases in engineering services. The increases were somewhat offset by decreased construction activity for utilities on the West Coast. In early January 2001, the company acquired the Capital Electric construction companies, based in Kansas City, Missouri. This acquisition broadens the geographical scope of utility services and complements existing businesses.

Earnings from the company's natural gas distribution segment increased from $3.2 million to $4.8 million. The increase was largely the result of higher retail sales due to weather in the fourth quarter which was 46 percent colder than a year ago. Earnings from the recently acquired Great Plains Natural Gas Co. and higher service and repair margins also contributed to the increase. These increases were somewhat offset by higher depreciation expense. The earnings at this segment did not benefit from high natural gas prices as gas costs are passed through at cost from producer to the end-use customer.

Earnings at the pipeline and energy services segment of $10.5 million were half those of the comparable period last year. An asset impairment totaling $3.9 million after-tax at one of our energy services businesses contributed to the decreased earnings. Also contributing to the earnings decline were the effects of adjustments made to income in both 1999 and 2000 resulting from the resolution of outstanding regulatory and tax issues. The resolution in late 2000 of a 1995 general rate proceeding resulted in a credit to income of $6.7 million after-tax, $3.3 million less than similar credits to income in 1999. Lower operating margins from energy services and increased operation and maintenance expenses also contributed to the decline. Increased volumes transported by the pipeline at higher average rates and increased gathering revenues somewhat offset these declines.

The information in this release includes certain forward-looking statements, including statements by the president and chief executive officer of MDU Resources, within the meaning of
Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the effects of competition; the availability of economic expansion or development opportunities; federal and state regulatory actions and developments; weather; the timing and extent of changes in commodity prices; the timing and extent of success in discovering, developing and producing or acquiring oil and gas reserves; and the ability to effectively integrate operations of acquired companies. For discussion of other important factors, refer to the company's 1999 Annual Report on Form 10-K at Item 7 - Management's Discussion and Analysis - Safe Harbor for Forward-looking Statements and the company's most recent Form 10-Q at Item 2 - Management's Discussion and Analysis - Safe Harbor for Forward-looking Statements.


MDU Resources Group, Inc. provides energy, value-added natural resource products and related services that are essential to our country's energy, transportation and communication infrastructure. MDU Resources includes electric and natural gas utilities, a natural gas pipeline, utility services, natural gas and oil production, construction materials and mining, and energy services. For more information about MDU Resources, see the company's web site at http://www.mdu.com or contact the investor relations department at investor@mduresources.com.

For additional company information see accompanying investment highlights.

                           * * * * * * *
Contacts:
Warren L. Robinson - Executive Vice President, Treasurer and Chief Financial Officer
(701) 222-7991 or

Cathi Christopherson - Vice President, Corporate Communications
(701) 222-7959
                           * * * * * * *

                               MDU RESOURCES GROUP, INC.
                               COMPARATIVE HIGHLIGHTS

                                               THREE MONTHS          TWELVE MONTHS
                                                 ENDED                  ENDED
                                               DECEMBER 31,           DECEMBER 31,
                                              2000      1999       2000       1999
Revenues (in millions):
Electric                                       $42.8     $37.5     $161.6     $154.9
Natural gas distribution                       116.7      50.8      233.1      157.7
Utility services                                62.1      32.0      169.4       99.9
Pipeline and energy services                   217.2     104.6      636.8      383.5
Natural gas and oil production                  46.5      24.4      138.3       78.4
Construction materials and mining              159.9     127.9      631.4      469.9
Intersegment eliminations                      (37.3)    (22.3)     (96.9)     (64.5)
Total                                         $607.9    $354.9   $1,873.7   $1,279.8

Operating Income (in millions):
Electric                                       $11.4      $8.5      $38.8      $35.7
Natural gas distribution                         8.5       4.0        9.5        6.7
Utility services                                 6.1       3.3       16.6       11.5
Pipeline and energy services                    11.0       7.2       28.8       40.6
Natural gas and oil production                  24.8      11.7       66.5       26.9
Construction materials and mining                8.7       9.9       56.8       38.4
Total                                          $70.5     $44.6     $217.0     $159.8

Net Income (in millions)                       $36.6     $24.5     $111.0      $84.1

Earnings on Common Stock (in millions):
Electric                                        $5.6      $3.7      $17.7      $16.0
Natural gas distribution                         5.0       2.6        4.8        3.2
Utility services                                 3.2       1.9        8.6        6.5
Pipeline and energy services                     3.9       3.3       10.5       21.0
Natural gas and oil production                  15.1       6.8       38.6       16.2
Construction materials and mining                3.6       6.0       30.1       20.4
Total                                          $36.4     $24.3     $110.3      $83.3

Earnings Per Common Share - Basic              $0.57     $0.43      $1.80      $1.53
Earnings Per Common Share - Diluted            $0.56     $0.42      $1.80      $1.52
Weighted Average Common Shares Outstanding -
  Basic (in millions)                           64.3      56.9       61.1       54.6
Weighted Average Common Shares Outstanding -
  Diluted (in millions)                         64.8      57.1       61.4       54.9

Electric (thousand KWH)
Retail sales                                 569,192   520,719  2,161,280  2,075,446
Sales for resale                             249,732   239,033    930,318    943,520

Natural Gas Distribution (Mdk)
Sales                                         15,379     9,581     36,595     30,931
Transportation                                 5,314     3,678     14,314     11,551

Pipeline and Energy Services
Transportation (Mdk)                          22,126    21,983     86,787     78,061

Natural Gas and Oil Production
Natural gas (MMcf)                             9,024     6,646     29,222     24,652
Oil (000's of barrels)                           454       426      1,882      1,758

Construction Materials and Mining (000's)
Aggregates (tons)                              4,805     4,203     18,315     13,981
Asphalt (tons)                                   727       667      3,310      2,993
Ready-mixed concrete (cubic yards)               473       325      1,696      1,186
Coal (tons)                                      921       806      3,111      3,236


Investment Highlights        January 25, 2001

The following information highlights the key growth strategies and projections for MDU Resources Group, Inc., over the next few years for each of its six major business segments. Many of these highlighted points are "forward-looking statements." There is no assurance that the company's projections, including estimates for growth and increases in revenues and earnings, will in fact be achieved. Please refer to the various important factors listed at the end of this document under the heading "Safe Harbor for Forward-looking Statements" that could cause actual future results to differ materially from the company's targeted growth, revenue and earnings projections.

MDU Resources Group, Inc.

- Based on our current expectations, the company anticipates that its three to five year compound annual earnings per share growth rate from operations will be in the general range of 10 to 12 percent.
- Earnings per share, diluted, from operations for 2001 are projected in the $1.95 to $2.05 range.
- The company expects the percentage of 2001 earnings per share from operations by quarter to be in the following approximate ranges:
  -    First Quarter - 13 to 18 percent
  -    Second Quarter - 20 to 25 percent
  -    Third Quarter - 35 to 40 percent
  -    Fourth Quarter - 22 to 27 percent
- The company expects to issue and sell equity from time to time to keep its debt at the nonregulated businesses at no more than 40 percent of total capitalization.
- The company invested over $529 million in growth and ongoing capital expenditures during 2000, using a combination of debt and equity sources, and internally generated funds. Of that total, over $285 million was for acquisitions.
- The company anticipates investing approximately $340 million in growth and ongoing capital expenditures during 2001, including potential future acquisitions.
- At December 31, 2000, the company had a goodwill balance of $91.4 million, net of accumulated amortization. Based on existing operations, annual goodwill amortization expense is expected to be approximately $4 million.

Electric
- Owns or contracts for approximately 500 megawatts of electricity, owns and operates approximately 3,100 miles of transmission lines and over 4,000 miles of distribution lines.
- Set a peak record for on-system electric usage on August 11, 2000. This system peak demand of 432 megawatts was approximately a 3 percent increase over 1999's peak.
- Due to growing electric demand, a gas-fired 40-megawatt electric plant may be added in the three to five year planning horizon.

Natural Gas Distribution
- Annual natural gas throughput for 2001 is expected to be approximately 56 million decatherms, with about 40 million decatherms from sales and 16 million from transportation.
- The number of natural gas retail customers at existing operations is expected to grow by approximately 1.5 to 2 percent on an annual basis over the next three to five years.
- Earnings are expected to increase from the growth in sales of new value-added products and services such as appliance repair contracts and home security systems.

Utility Services
- Offers a full line of services to strengthen the nation's electric, gas and communications networks.
- Operations are divided into four regions covering the United
  States. Currently this segment is licensed to do business in 39 states.
- This segment is growing both internally and through acquisitions of utility services companies that are well managed, have excellent reputations and are growth-driven.
- Revenues for the utility services segment are expected to exceed $300 million in 2001.
- This business segment's goal is to achieve compound annual revenue and earnings growth rates of approximately 20 to 25 percent over the next five years.

Pipeline and Energy Services
- This business segment's pipeline and storage services cover seven states in the Rocky Mountains and Upper Midwest.
- Two pipeline projects related to the company's coal bed natural gas drilling program in the Powder River Basin of Wyoming and Montana were completed in 2000. The two projects provide the pipeline company the ability to move approximately 40 percent more coal bed natural gas through its system than has historically been transported, as well as enabling additional deliveries to other pipeline systems. The largest project involved building a 75-mile, nonregulated pipeline through the heart of the basin, to move gas produced from throughout the Powder River Basin to interconnecting pipeline systems, including the company's own transmission system.
- In 2001, Williston Basin's natural gas throughput is expected to increase by approximately 9 percent.
- This segment continues business development activities looking for assets and resources that add value to existing operations through further vertical integration of its natural gas delivery and storage systems.

Natural Gas and Oil Production
- During 2000, the company-operated portion of this segment's natural gas and oil production business drilled 291 developmental wells in the Powder River Basin of Wyoming and Montana and 75 developmental wells in our other operated properties located in Montana. Of the 366 wells drilled, 363 were successful.
  During the same time frame, the company's non-operated portion of this segment's natural gas and oil production business participated in drilling a total of 90 wells, of which 72 were successful.
- The 2001 drilling program is projected to include over 500 wells, 90 percent of which are expected to be drilled on operated properties and the emphasis will continue to be on natural gas.
  The 2001 drilling program is expected to be the single largest drilling program in our history.
- Combined natural gas and oil production in 2000 totaled 40.5
  Bcf equivalents - a daily average of 111,000 Mcf equivalents. For the month of December, combined production averaged 128,300 Mcf equivalents per day, which was 22 percent higher than January 2000.
- Combined natural gas and oil production at this business segment is expected to be 30 to 40 percent higher in 2001 than in 2000.
- Proved natural gas and oil reserves at December 31, 2000, are over 400 Bcf equivalents, of which approximately 77 percent are natural gas.
- The company's estimates for natural gas prices in the Rocky Mountain region are in the range of $2.50 to $3.00 per Mcf during 2001. The company's estimates for natural gas prices on the NYMEX for 2001 are in the range of $3 to $4 per Mcf.
- The company's 2001 estimates for NYMEX crude oil prices are in the range of $23 to $26 per barrel.
- This business segment has entered into hedging arrangements for a portion of its 2001 production. The company has entered into swap agreements and fixed price forward sales representing approximately one-fourth of 2001 estimated annual natural gas production. Natural gas swap prices range from $4.57 to $4.60 per Mcf based on NYMEX and $4.04 to $4.44 per Mcf for Rocky Mountain gas sales. In addition, approximately one-third of 2001 estimated annual oil production is hedged at NYMEX prices ranging from $28.65 to $29.22 per barrel.

Construction Materials and Mining
- At December 31, 2000, the construction materials and mining business estimates it had 890 million tons of economically recoverable aggregate reserves. These reserves are strategically located and represent more than a 40-year supply at current consumption levels.
- Excluding the effects of potential future acquisitions, aggregate, asphalt and ready-mixed concrete volumes are expected to increase by approximately 15 percent, 32 percent and 13 percent, respectively, in 2001.
- Since 1992, this business segment has grown from $45 million in annual revenues to $631 million in 2000. This segment expects to achieve compound annual revenue and earnings growth rates of approximately 10 to 20 percent over the next five years.
- Earnings are expected to increase from a combination of acquisitions and by optimizing both synergies and improvements at existing operations.

Safe Harbor for Forward-looking Statements

The information in this document includes certain forward-looking statements, including statements regarding earnings per share estimates, accretion to earnings, geographic and product diversity, growth and efficiency strategies, business opportunities and production increases, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Important factors that could cause actual results to differ materially from those in the forward-looking statements include prevailing governmental policies and regulatory actions with respect to allowed rates of return, financings, or industry and rate structures, acquisition and disposal of assets or facilities, operation and construction of plant facilities, recovery of purchased power and purchased gas costs, present or prospective generation and availability of economic supplies of natural gas. Other important factors include the level of governmental expenditures on public projects and project schedules, changes in anticipated tourism levels, the effects of competition (including but not limited to electric retail wheeling and transmission costs and prices of alternate fuels and system deliverability costs), natural gas and oil commodity prices, drilling successes in natural gas and oil operations, ability to acquire natural gas and oil properties, the availability of economic expansion or development opportunities, political and economic risks, changes in and compliance with environmental and safety laws and policies, weather conditions, population growth rates and demographic patterns, market demand for energy from plants or facilities, changes in tax rates or policies, unanticipated project delays or changes in project costs, unanticipated changes in operating expenses or capital expenditures, labor negotiations or disputes, changes in credit ratings or capital market conditions, inflation rates, inability of the various counterparties to meet their obligations with respect to the company's financial instruments, changes in accounting principles and/or the application of such principles to the company, changes in technology and legal proceedings, and the ability to effectively integrate the operations of acquired companies. For further discussion refer to the company's 1999 Annual Report on Form 10-K at Item 7 - Management's Discussion and Analysis - Safe Harbor for Forward-looking Statements and the company's most recent Form 10-Q at Item 2 - Management's Discussion and Analysis - Safe Harbor for Forward-looking Statements.